Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS ANNOUNCES
EXTENSION OF REPURCHASE PROGRAM

Dallas, Texas, November 22, 2016 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today announced that its Board of Directors has extended the Company’s previously announced repurchase program for up to $10,000,000 of its common stock for another 12 months.  The remaining amount available under the program is $7,151,226 for the repurchase of common stock from time to time in open market or privately negotiated transactions.  The repurchase program may be modified, extended, suspended or discontinued at any time without notice.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County,  Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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